Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent (i) to the inclusion and/or incorporation by reference in the Registration Statement on Form S-4 of Talos Energy Inc. and in the proxy statement/consent solicitation statement/prospectus forming a part of such Registration Statement of information from our report dated February 3, 2022, containing information relating to Talos Energy Inc.’s estimated reserves as of December 31, 2021, and (ii) to the reference to our firm in the Registration Statement, including in the prospectus under the heading “Experts.”

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Richard B. Talley, P.E.
Richard B. Talley, P.E.
Chief Executive Officer

Houston, Texas

October 27, 2022